Exhibit 19.1

Insider Trading Policy

1Policy Statement

This policy provides guidelines for transactions in the securities of Avnet, Inc., including prohibited trading activities and other safeguards to protect you and Avnet. It is illegal for individuals to use material non-public information (MNPI) to their advantage in trading stocks or other securities, if doing so would cause the individual to breach a fiduciary duty or other relationship of trust and confidence. Individuals who engage in such activity (often called insider trading) are subject to significant criminal and civil penalties. (See section 3.1 for definition and discussion of MNPI.)

Accordingly, Avnet directors, officers, and employees who possess MNPI about Avnet may not trade in Avnet securities. Similarly, individuals may not trade in the securities of another company with which Avnet has a relationship (e.g., customers, suppliers, vendors, competitors) if they possess MNPI about that company which they acquired through their role with Avnet.

Individuals whom Avnet has designated as Insiders (as defined below) are subject to additional trading restrictions and processes.

Further, Avnet itself may not engage in transactions in Avnet securities while aware of MNPI.

2Scope

2.1

Covered Persons: This policy is global and applies to all directors, officers, and employees of Avnet and its subsidiaries, as well as (i) anyone living in their households, (ii) family members whose transactions in Avnet securities are directed or influenced by them, and (iii) entities that they influence or control. Avnet may also determine that other persons should be subject to this policy, such as contractors or consultants who have access to MNPI. This policy also applies to Avnet, Inc., and its subsidiaries.

2.2

Covered Securities and Transactions: Except as explained immediately below, this policy generally applies to all types of transactions for all securities, including common stock, options, preferred stock, notes, bonds, convertible securities, and derivatives.

Options: This policy does not apply to exercising employee stock options acquired pursuant to Avnet’s stock compensation and incentive plans, or to withholding shares to satisfy tax withholding requirements. However, this policy does apply to selling stock as part of a broker-assisted, cashless exercise of an option, or any other market sale, even for the purpose of generating the cash needed to pay the exercise price of an option or the withholding tax.

June 2024	Page 1

Performance Stock Units and Restricted Stock Units: This policy does not apply to the vesting of performance stock units or restricted stock units. However, any sale of the stock after vesting is subject to trading restrictions under this policy.

Employee Stock Purchase Plan: This policy does not apply to automatic periodic purchases of Avnet stock through its Employee Stock Purchase Plan (“ESPP”). However, this policy does apply to (i) enrolling in the ESPP, (ii) ending participation in the ESPP, and (iii) increasing or decreasing the amount of shares purchased under the ESPP.

Rule 10b5-1 Trading Plans: The U.S. Securities and Exchange Commission (“SEC”) has issued a rule (Rule 10b5-1) that allows an insider or company to automatically buy or sell securities pursuant to a trading plan. The trading restrictions and procedures in this policy do not apply to transactions pursuant to such trading plans. However, the SEC imposes several important conditions and limitations on trading plans under Rule 10b5-1, including cooling off periods, disclosure requirements, and certifications. Please confer with Avnet’s General Counsel or Corporate Secretary (or your broker) for more information regarding Rule 10b5-1 trading plans.

3Policy Details

3.1

Definition of Material Non-Public Information: Understanding the definition of MNPI is key to complying with this policy. In short, MNPI is information related to a company that (i) could impact the company’s share price (i.e., material) and (ii) has not been widely disseminated to the public (i.e., non-public). These terms are discussed in more detail immediately below.

“Material” refers to information that a reasonable investor would consider important in deciding whether to buy, hold, or sell securities. It may include historical facts, pending developments, projections, and forecasts. It includes, but is not limited to:

●	Projections of future financial performance,
●	Earnings that are higher or lower than expected by the investment community,
●	Pending or proposed merger, acquisition, or tender offer,
●	Pending or proposed corporate restructuring,
●	Pending or proposed acquisition or disposition of a very valuable asset,
●	Gain or loss of a key customer or supplier,
●	Significant legal, regulatory, or legislative developments,
●	Change in senior management or Board of Directors,
●	Change in dividend policy or the declaration of a stock split,
●	Offering additional securities,
●	Bank borrowings or other financial transactions out of the ordinary course,
●	Establishing or changing a repurchase program for Avnet securities,
●	Severe liquidity problems or impending bankruptcy, and
●	Material breach of Avnet’s data or information technology systems.

“Non-Public” refers to information that has not been widely disseminated to the public. You must continue to treat information as MNPI for three business days following the day on which it was publicly disclosed. That delay gives investors an opportunity to absorb the new information.

If you are unsure whether information is material or non-public, you should (i) assume that the information is MNPI, or (ii) consult with Avnet’s General Counsel or Corporate Secretary.

You are ultimately responsible for determining whether you possess MNPI. Any information or assistance you receive from Avnet does not constitute legal advice and does not insulate you from liability under securities laws.

June 2024	Page 2

3.2Prohibited Actions:

Do Not Trade While Possessing MNPI: A Covered Person may not transact, offer to transact, or cause a transaction:

●	in Avnet securities while possessing MNPI about Avnet, or
●	in the securities of a company with which Avnet has a relationship (e.g., customers, suppliers, vendors, competitors) if the Covered Person possesses MNPI about that company which they acquired through their role with Avnet.

No Tipping: No Covered Person may communicate MNPI about Avnet to tip-off any other person to trade based on that MNPI. No Covered Person may communicate MNPI about a company with which Avnet has a relationship to tip-off another person, provided that such MNPI was acquired through the Covered Person’s role with Avnet.

3.3

Reporting Violations: Employees must report, and all other individuals are encouraged to report, any potential violation of this policy to Avnet’s General Counsel, Corporate Secretary, or Assistant General Counsel for Ethics & Compliance. Avnet will take appropriate action to investigate and respond to any such reports. It is prohibited to retaliate against any individual who makes a good-faith report of a potential violation of this policy.

4Policy Details for Insiders Only

4.1

Definition of Insider: The term Insider means an individual who, by virtue of their role with Avnet, has routine access to MNPI. Avnet maintains a list of individuals whom it has designated as Insiders. Please contact Avnet’s Corporate Secretary if you think that you should be designated as an Insider.

For purposes of this policy, the term Insider also includes a designated Insider’s family and household members, as well as any entities over which they exercise control.

4.2	No Hedging: Without exception, Insiders may not enter into hedging or monetization transactions, or similar arrangements, with respect to Avnet securities.
4.3

Other Prohibited Transactions: Certain types of transactions create heightened legal risk or the appearance of improper conduct. Thus, Insiders may not engage in the following transactions in Avnet securities, unless they obtain advance approval from Avnet’s General Counsel.

Short-Term Trading: Insiders who purchase Avnet securities may not sell any Avnet securities of the same class for at least six months after the purchase.

Short Sales: Insiders may not sell Avnet securities short (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

Options trading: Insiders may not buy or sell puts or calls or other derivative securities on Avnet securities.

Trading on Margin or Pledging. Insiders may not hold Avnet securities in a margin account or pledge Avnet securities as collateral for a loan.

June 2024	Page 3

5Trading Procedures for Insiders Only

5.1

Trading Windows: Insiders may trade in Avnet securities only during open trading windows. When the trading window is closed, Insiders are presumed to possess MNPI. Avnet’s Corporate Secretary notifies Insiders in advance about when trading windows open and close. Even during an open trading window, Insiders may not trade in violation of section 3.2 above.

Trading Windows.

●	Open after the third trading day following the date Avnet’s financial results are publicly disclosed.
●	Close after the third Friday prior to the end of each fiscal quarter.

Special Blackout Periods: From time to time, Avnet may impose a special blackout period for certain Insiders or other Avnet personnel. For example, Avnet might impose a special blackout period during negotiations related to a potential merger or acquisition. If Avnet imposes a special blackout period, it will notify the individuals who are subject to the restriction.

5.2Pre-clearance Requests: Insiders must pre-clear all transactions in Avnet securities.

How to Submit a Pre-Clearance Request: To request pre-clearance, complete a Request for Pre-Clearance form (attached as Exhibit A) and submit the completed request to CorporateSecretary@Avnet.com at least two business days prior to the proposed transaction. Avnet’s General Counsel (or designee) will determine whether to approve the proposed transaction.

When to Submit a Pre-Clearance Request: An Insider may submit a Pre-Clearance Request only (i) during an open trading window and (ii) when they do not possess MNPI.

Limited Duration of Approval: A trading approval remains valid for two business days following the day on which it is was granted.

Confidentiality of Request Denial: If a Pre-Clearance Request is denied, the Insider who made the Pre-Clearance Request must keep the denial confidential.

6Administration

6.1

Roles and Responsibilities: Avnet’s Board of Directors adopted this policy to promote compliance with U.S. federal, state, and foreign securities laws. Avnet’s General Counsel (or designee) grants or denies Pre-Clearance Requests and Avnet’s Corporate Secretary administers this policy.

6.2	Interpretation: Avnet’s General Counsel and Corporate Secretary may interpret this policy in their sole discretion. Avnet may amend this policy from time to time.
6.3	Enforcement: Employees who violate this policy may be subject to disciplinary action by Avnet, up to and including termination.

June 2024	Page 4

Exhibit A

Request For Pre-Clearance

For use by Avnet Insiders seeking pre-clearance to transact in Avnet securities.

Email your completed request to CorporateSecretary@Avnet.com.

You many transact in Avnet securities during an open trading window only if:

•	you do not possess material non-public information about Avnet,
•	you request pre-clearance at least two business days before your proposed transaction; and
•	your request is approved by Avnet’s General Counsel (or designee)

If you are a director or executive officer:

•	ensure that your broker files a Form 144 with the SEC in advance of any sale; and
•	upon executing a transaction, immediately notify the Avnet Corporate Secretary so that Avnet may file a Form 4 with the SEC on your behalf.

Type of Transaction (check one)

□	Purchase or acquire common stock
□	Sell or dispose of common stock
□	Move Avnet securities from one account to another (e.g., into a trust)
□	Exercise options without subsequent sale
□	Exercise options with subsequent sale (e.g., a cashless exercise)
□	Other (describe): ________________________________________________________________

Transaction Initiated By (check one)

□	Broker (provide name, firm, telephone, and e-mail):

□	Avnet Insider or immediate family member directly
□	Court or government decree (e.g., divorce decree)

Transaction Detail (complete each blank)

Number of securities:

Contemplated execution date:

Have you engaged in an opposite-way transaction* within the past six months?  Yes_____    No_____

*An opposite-way transaction means buying and then selling (or selling and then buying) Avnet securities.

Certification: I certify that (i) the information I have provided above is accurate, (ii) I do not possess material non-public information at this time, and (iii) to the best of my knowledge, the proposed transaction will not violate the Avnet Insider Trading Policy or any other Avnet policy.

Signature:

Print Name: Date:

June 2024	Page 5